Exhibit 99.1

Stanley Black & Decker Reports 4Q And Full Year 2013 Results

New Britain, Connecticut, January 24, 2014 … Stanley Black & Decker (NYSE: SWK) today announced fourth quarter and full year 2013 financial results.

•	4Q’13 Revenues Increased 9% To $2.9 Billion; Organic Growth Reached 4% As Organic Growth Initiatives Contributed 2 Points

•	4Q’13 Diluted GAAP EPS Was $0.41; Excluding Charges, 4Q’13 Diluted EPS Was $1.32

•	Full Year Revenues Increased 8% To $11.0 Billion; Organic Growth Was 3%

•	Full Year Diluted GAAP EPS Was $3.26; Excluding Charges, Full Year Diluted EPS Was $4.98

•	Full Year 2013 Free Cash Flow Of $502 Million; $854 Million Excluding Charges & Payments; Working Capital Turns Reached 8.0

4Q’13 Key Points:

•	Net sales were $2.9 billion, up 9% versus prior year, attributable to volume (+4%) and acquisitions (+6%), partially offset by currency (-1%); price was flat for the quarter.

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The gross margin rate for the quarter was 35.5%. Excluding charges, the gross margin rate was 35.6%, down slightly from the prior year rate of 36.0%, as the favorable impact of volume, productivity and cost synergies was more than offset by emerging market currency pressures and lower Security margins.

•	SG&A expenses were 24.2% of sales. Excluding charges, SG&A expenses were 22.6% of sales, relatively unchanged from the 4Q’12 level of 22.5%.

•	Operating margin was 11.3% of sales. Excluding charges, operating margin was 13.0% of sales, down 50 basis points from prior year.

Exhibit 99.1

•	The tax rate was a benefit of 20.6%. Excluding charges, the rate was 22.1%, in line with expectations.

•	Working capital turns for the quarter were 8.0, up 0.4 turns from 4Q’12. Free cash flow was $698 million, excluding $69 million of charges and payments.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “During 2013 we made significant progress driving organic growth throughout the organization and the fourth quarter was no exception as the momentum continued from our organic growth initiatives. CDIY and Industrial delivered strong top and bottom line growth in spite of FX headwinds and on-going challenging global market conditions. The Security segment’s margin recovery is underway with notable improvement in North America and actions to improve Europe’s margins in place.

“As we move into 2014 it is important to note that our long-term strategy and financial objectives remain intact. We are, however, focused on executing previously announced operating and capital allocation actions to boost returns in the near term. These actions demonstrate our commitment to drive sustainable improvements to the Company’s cash flow return on investment and drive shareholder value.”

4Q’13 Segment Results

($ in M)	4Q' 13 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,456	$209.2	$3.8	$213.0	14.4%	14.6%

Industrial	$824	$128.7	$4.0	$132.7	15.6%	16.1%

Security	$626	$64.5	$11.6	$76.1	10.3%	12.2%
1 M&A charges primarily pertaining to synergy attainment & facility closures

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CDIY segment net sales increased 6% vs. 4Q’12 as a result of volume (+7%) and acquisitions (+1%), partially offset by price (-1%) and currency (-1%). Solid organic growth was experienced in all regions led by emerging markets and Europe. European volumes were strong, up 7% with growth in nearly all key countries driven by customer share gains and new product introductions. Emerging markets also grew 8% in the face of difficult market dynamics within certain regions, particularly Latin America. Similar to the prior quarter, solid organic volumes were achieved in North America, up 5%,

Exhibit 99.1

primarily due to new product introductions, retail promotions and continued strength in the residential construction market. Excluding charges, overall segment profit was 14.6% up 10 bps from the 4Q’12 rate of 14.5% as volume and productivity offset investments in organic growth initiatives and currency.

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Industrial segment net sales rose 27%. Unit volumes increased approximately 8%, currency was down 1% and acquisitions added 20%. Pricing was flat for the quarter. Organic sales for Industrial and Automotive Repair (IAR) increased a robust 5% primarily as a result of volume increases in North America and Europe. Consistent with prior quarters, volume growth in North America continued to be driven by the MRO vending organic growth initiative and strength within Mac Tools mobile distribution, as well as new product introductions, which more than offset the impact of budgetary cuts on IAR’s US Government business. European growth was driven primarily by the timing of promotional events. Engineered Fastening posted record fourth quarter revenues for its legacy Emhart business. Organic growth was 5% driven by the global automotive revenues which once again outpaced global light vehicle production. In addition, Infastech continues to progress as planned and is on track to deliver financial commitments. Oil & Gas posted another strong quarter of impressive organic growth (+39%) driven primarily by a continued rebound by North America onshore operations combined with another strong offshore growth performance.

Overall Industrial segment profit excluding charges was 16.1%, consistent with the 4Q’12 rate, as the impact of volume and productivity was offset by organic growth investments and currency.

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As expected, net sales in Security decreased 2% versus 4Q’12 due to volume (-4%) partially offset by price (+1%) and currency (+1%). Organic growth within the CSS North America business was relatively flat. CSS Europe declined 8% organically due primarily to continued softness in certain regions, most notably France and Southern Europe. While CSS Europe order rates remain strong in the low double digits, the conversion of backlog in the quarter did not overcome the attrition rates that remained consistent with the third quarter.

Mechanical Access organic sales were down slightly driven by declines within the commercial mechanical lock business due to the year over year impact of the distributor model transition, partially offset by growth within the automatic door business due to successful door conversion wins, new product introductions and emerging market growth.

Exhibit 99.1

Security segment profit rate excluding charges was 12.2%, consistent with the 3Q’13 rate. During the quarter, the North America profit rate improved sequentially as a result of CSS operational field productivity. This improvement was offset by continued attrition and field inefficiencies in the Security Europe business. The 400 basis point year over year decline was attributable to the confluence of issues which have been previously communicated. The fourth quarter should represent the last quarter with steep year over year margin rate declines as the fixes take hold and the issues anniversary.

President and Chief Operating Officer, James M. Loree, commented, “We remain encouraged by the strong results of CDIY and our Industrial businesses, which have leveraged the growth investments made to date. Growth in these businesses within the developed markets of North America and Europe was exceptional. Organic growth achieved within the emerging markets in the quarter and for the full year was also noteworthy given difficult and volatile regional market conditions and related currency pressures which continue to mount particularly within Latin America. As for Security, we continue to execute the actions we previously communicated to improve revenues and operating margins in both North America and Europe.

“As we look forward in 2014, we have strong momentum in about 80% of the portfolio. In Security, the remaining 20%, we have taken cost and other actions to effect a turnaround. We have already seen benefits in Security North America and Europe will gradually improve throughout the year.”

Reiteration Of 2014 Outlook

Donald Allan Jr., Senior Vice President and CFO commented, “As previously communicated in mid-December our adjusted 2014 EPS will be in the range of $5.30 to $5.50. On a GAAP basis EPS is estimated to be in the range of $5.18 to $5.38 as M&A charges will shrink dramatically in 2014 resulting in convergence of GAAP and adjusted income. We also believe that our 2014 organic growth will approximate 4% including the benefits from our organic growth initiatives. Our 2014 outlook assumes that we will improve Security margins by approximately 150 basis points and that we experience no further significant degradation in currencies beyond current rates. Free cash flow will approximate $675 million inclusive of approximately $250 million of one-time payments primarily relating to restructuring actions.

Exhibit 99.1

“In addition to continuing to drive organic growth and improving security margins, enhancing our operating leverage is a key priority for 2014. The financial drag from the growth investments made in 2013 is mostly behind us and we will tightly manage SG&A expenses. We also remain committed to our capital allocation plan which provides for a strong and growing dividend as well as the return of $1.5 billion to $2.0 billion of capital to stakeholders over the next two years through debt deleveraging and repurchasing up to $1 billion in stock. The combined impact of these actions is expected to have a significant favorable impact on the Company’s cash flow return on investment over the next couple of years.”

Merger And Acquisition (M&A) One-Time Charges

4Q’13: Total one-time charges in 4Q’13 related to M&A charges and cost containment actions, as well as the charges related to the extinguishment of debt were $214.9 million. Gross margin includes $3.1 million of these one-time charges, primarily for integration-related matters, and SG&A includes $46.0 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $19.4 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. One-time charges of $30.3 million are included in Other, net, primarily related to the extinguishment of debt and deal costs. Lastly, one-time charges of $135.5 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

2013: Total one-time charges in 2013 related to M&A charges and cost containment actions, as well as the charges related to the extinguishment of debt were $393.5 million. Gross margin includes $29.5 million of these one-time charges, primarily for integration-related matters, and SG&A includes $136.3 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $76.5 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. One-time charges of $51.6 million are included in Other, net, primarily related to the extinguishment of debt and deal costs. Lastly, one-time charges of $176.1 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

Exhibit 99.1

The company will host a conference call with investors today, Friday, January 24, 2014, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone within the US at (800) 708-4540, from outside the U.S. at +1 (847) 619-6397, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3640-8064. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 3640-8064#.
The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

Exhibit 99.1

These results reflect the Company’s continuing operations. The Company sold its Hardware & Home Improvement business (HHI), including the residential portion of Tong Lung in December of 2012. The sale of this business occurred in a First and Second Closing. The First closing, which excluded the residential portion of Tong Lung, occurred on December 17, 2012. The Second closing in which the residential portion of Tong Lung was sold occurred on April 8, 2013. The operating results of HHI have been reported as discontinued operations in 2012. The operating results of the residential portion of Tong Lung have been reported as discontinued operations for 2012 and through the date of sale in 2013. In addition, in 3Q’13 the Company classified two small businesses as discontinued operations. The operating results of those businesses have been reported as discontinued operations for all periods presented. Total sales reported as discontinued operations were $38.4 million in 2013 and $973.2 million in 2012.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. The normalized statements of operations, cash flows and business segment information, as reconciled to GAAP on pages 13-18 for 2013 and 2012, are considered relevant to aid analysis of the Company’s operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized cash flow and free cash flow, as reconciled from the associated GAAP measures on pages 15-16 for 2013 and 2012 are considered meaningful pro forma metrics to aid the understanding of the Company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release and related analyst presentation that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2014 diluted EPS of $5.30 - $5.50 ($5.18 - $5.38 on a GAAP basis) and 1Q 2014 EPS excluding charges and payments of $0.95-$0.98; (ii) deliver organic growth of approximately 4% in 2014; (iii) generate approximately $675 million of free cash flow for 2014 which includes approximately $250 million of one-time payments; (iv) return $1.5 billion to $2.0 billion of capital to stakeholders over the next two years through debt deleveraging and the repurchase of up to $1 billion in stock (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute its integration plans and achieve synergies primarily from the Infastech acquisition sufficient to generate $0.10 of EPS accretion in 2014; (ii) the Company’s ability to generate organic net sales increases of approximately 4% in 2014; (iii) the Company’s ability to continue to identify and execute upon sales opportunities to increase its CDIY, IAR and Security businesses in the emerging markets while minimizing associated costs; (iv) the Company’s ability to achieve a tax rate of approximately 21-22% in 2014; (v) the Company’s ability to limit the increase in interest and other expense to approximately $0.10-$0.15 of EPS in 2014; (vi) the Company’s ability to improve margins in the Security business by at least 150 basis points in 2014; (vii) the Company’s ability to generate approximately $0.20 of EPS accretion in 2014 through cost reductions in its CDIY and Industrial segments and its corporate functions; (viii) the Company’s ability to limit one-time charges primarily associated with the Infastech acquisition to $25 million in 2014; (ix) the Company’s ability to minimize tax liabilities associated with the HHI divestiture; (x) successful integration of acquisitions completed in 2012 and 2013, and any additional acquisitions completed during the year, as well as integration of existing businesses; (xi) the continued acceptance of technologies used in the Company’s products and services; (xii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xiii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiv) the proceeds realized with respect to any business or product line disposals; (xv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xvi) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xviii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xix) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xx) the Company’s ability to obtain favorable settlement of tax audits; (xxi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxii) the continued ability of the Company to access credit markets under satisfactory terms; (xxiii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; (xxiv) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxv) the availability of cash to repurchase shares when conditions are right.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.